This amended and restated agreement is dated 5 November, 2019
PARTIES

(1)	Coty Services UK Limited, incorporated and registered in England and Wales with company number 00325646 whose registered office is at Eureka Park, Ashford, Kent, TN25 4AQ (the "Company")

(2)	Greerson McMullen of 16 Margaretta Terrace, London SW3 5NU (the "Employee")
BACKGROUND

(A)
The Employee has been employed by the Company since 24 October 2016, as Chief Legal Officer, General Counsel & Secretary Officer under a contract dated 11 October 2016 (the "Employment Agreement") and he has resigned his employment for good reason as of 30 June 2020 (the "Termination Date") in connection with a workplace relocation request, subject to the terms of this agreement. The Company has an existing policy to compensate employees who do not relocate in connection with a workplace relocation. The Employee has been rated 'Very Strong' for FY2019, with a three percent merit increase.

(B)	The Employee and the Company entered into an agreement relating to the termination of the Employee’s employment, which the parties now wish to replace in its entirety with the terms of this agreement.

(C)
The Company enters into this agreement for itself and as agent and trustee for the Company, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time, as subsidiary and holding company are defined in section 1159 of the Companies Act 2006 (each, a "Group Company"), and it is authorised to do so. It is the parties' intention that each Group Company should be able to enforce any rights it has under this agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

AGREED TERMS

1.	INTERPRETATION
The following rules of interpretation apply in this agreement.
1.1    The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.2
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.3	The Schedules shall form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.
1.4    The terms "including" and its variants mean "including, without limitation" and its variants.

1.5	Capitalised terms not defined in this Agreement shall have the meanings given to them in the Employment Agreement.

2.	TERMINATION AND PAYMENTS

2.1
The Employee's employment with the Company and each Group Company will terminate on the Termination Date, unless terminated before the Termination Date for Cause (provided that upon and from the date hereof, subsection (a) of the definition of Cause shall not be applicable) in accordance with the Employment Agreement. The termination of employment is due to the resignation of the Employee for good reason in connection with a workplace relocation request, and notice to terminate the Employment Agreement is hereby given by the Employee as at the date of this agreement. In consideration of the payments and benefits to be provided to the Employee pursuant to this agreement, the Employee and the Company hereby agree to the terms and conditions of this agreement.

2.2	Until and including 31 December 2019 (the "Garden Leave Date" and the separation from service date as defined under Internal Revenue Code 409A), the Employee will continue to perform his normal duties and hold his customary titles and offices, in accordance with and subject to the Employment Agreement, unless otherwise directed by the Company. For the period immediately after the Garden Leave Date until the Termination Date the Employee will be on Garden Leave and accordingly will, on the Garden Leave Date, resign from all offices he holds with any Group Company and shall not provide services to any Group Company in excess of 20% of his pre-December 31, 2019 level of services. During Garden Leave the terms provided for in clause 14.1.2 of the Employment Agreement (as varied by this agreement) will apply, save that:

(a)
the Employee may continue to develop his professional relationships with law firms and other consultants provided that the Employee does not hold himself out as representing the Company or any Group Company or fail to correct any misunderstanding of his status by any third party caused by the Employee or which becomes apparent to the Employee; and

(b)
notwithstanding any other provisions of the Employment Agreement, the RCA (as defined at clause 4.1) or this agreement, and (for the avoidance of doubt) without forfeiting any remuneration or benefits pursuant to the Employment Agreement or this agreement, the Employee shall be at liberty to obtain alternative employment from this date so long as he remains available to consult by phone on the transition of matters as reasonably required by the Company and provided the Employee complies with section 7(a) of the RCA.    If the Employee obtains alternative employment, the Company will, without the Employee forfeiting any salary, compensation or other benefit hereunder, bring forward the date on which the Employee's employment terminates to such other employment date, in which case such earlier date will be the "Termination Date" for the purposes of this Agreement (and the Employee’s salary for the balance of such garden leave period shall be paid within 30 days of such Termination Date).

2.3	Until 30 June 2020 the Employee will be entitled to receive his normal salary and benefits (as at the date hereof) and will be entitled to receive:

(a)	a bonus for 2019 under the Coty Annual Performance Plan for the fiscal year ending 30 June 2019, of £73,800 payable not later than 30 October 2019; and

(b)
a bonus for 2020 under the Coty Annual Performance Plan for the fiscal year ending 30 June 2020 in an amount equal to the greater of actual achievement and the Employee's Target Award (at a factor of 1), being 60 per cent. of the Employee's then applicable Salary, payable during the 15 day period ending on 30 October 2020.

2.4
It is a condition of the payment and benefits to be provided to the Employee pursuant to this agreement that the Employee will execute a further waiver and release of claims with the same terms and conditions as are set forth in Clause 3 as at the Termination Date (the "Further Release") and that the Adviser will sign and deliver to the Company a further letter in the form attached as Schedule 2 to this agreement (the "Further Certificate").

2.5
Subject to and conditional on: (i) the Employee's compliance in all material respects with the terms of this agreement; (ii) receipt by the Company of this agreement validly executed by the Employee; (iii) receipt by the Company of a letter in the form attached as Schedule 2 to this agreement signed by the Adviser; (iv) receipt by the Company of the Further Release and the Further Certificate; and (v) the Employee not having been terminated for Cause (excluding subsection (a) thereof) before the Termination Date:

(a)
the Company will pay to the Employee the amount of £1,615,440 (the "Termination Payment") by way of compensation for termination of the Employee's employment. The Termination Payment will be paid in two instalments, with the first instalment of £30,000 being paid within 28 days of the Termination Date (and without deduction of income tax and national insurance contributions) and the second instalment of the balance being paid within 28 days after the date falling six months after the Garden Leave Date less all applicable tax deductions and National Insurance contributions required by law in the ordinary course;

(b)
the Company will pay to the Employee the amount of £390,350 (the "Contractual Payment") inclusive of: (i) the Employee's entitlement to payment under clause 14.2.2 of the Employment Agreement; (ii) a payment in respect of car allowance and employer pension contributions for the period of 24 months beginning on 1 July 2020; (iii) a payment in respect of the Employee's accrued but untaken holiday as at the Termination Date; and (iv) the Employee's three percent merit increase as of October 1, 2019, in each case less all applicable tax deductions and National Insurance contributions required by law in the ordinary course. The Contractual Payment will be paid within 28 days of 1 July 2020;

(c)
the Company shall pay up to £50,000 plus VAT in relation to the provision of outplacement counselling by Manchester Square Partners (or equivalent) to the Employee so long as such costs are incurred not later than 31 December 2021 and, on production of an invoice payable by the Company, the Company shall promptly pay such invoice in 2019;

(d)
the Company shall pay up to £20,000 plus VAT in 2019 in relation to the provision of legal advice regarding the terms of this Agreement to the Employee's solicitors on production of invoices addressed to the Employee but marked payable by the Company and the Company shall promptly pay any such invoice;

(e)
the Employee will continue to benefit from the International transfer policy as in effect on the Date of the Employment Agreement (treating the UK as the home country) and in respect of the costs of relocation to the U.S. (or alternate location that does not cost the Company any additional amount) so long as such eligible relocation expenses are incurred not later than 31 December 2021 and to be paid directly to the provider(s) of the relevant relocation costs on production on an invoice payable by the Company not later than 31 December 2021;

(f)
the Company shall procure the continuation of the Employee's participation in the health and life insurance benefits as are in effect for him as of the date of this agreement and a tax assistance benefit consistent with the benefit provided by the Company in prior years (the cost thereof not to exceed $200,000 per year), in the case of the health and life insurance benefits from the date hereof until 30 June 2022, and in the case of the tax assistance benefit, from the date hereof until the end of 2023 covering the period until 31 December 2022, subject to the following terms: in relation to any such health benefit provided in the U.S., the Employee's coverage will continue for such period - to the extent the Employee is required to pay the applicable premiums, the Employee will be reimbursed for the cost of such premiums on the last day of each of the 18 months immediately after 30 June 2020, followed by a lump sum payment in respect of the outstanding premiums, payable 18 months after 30 June 2020 (it being understood that the Company will use its best efforts to continue the existing arrangement whereby the Employee is not required to pay any premiums for such insurance) which in respect of any period after the Termination Date will be (i) subject to the Employee making a timely election to continue his insurance coverage under COBRA and (ii) effected by the Company making payments of required COBRA premiums directly on the employee's behalf on each monthly due date for such premium. The Employee will be liable for any applicable tax due resulting from the provision of such benefits. Notwithstanding the foregoing, in the event that this clause (f) would subject the Employee or the Company to a material tax or penalty, the parties shall cooperate to provide the Employee with these benefits in a way that does not trigger such tax, cost or penalty, if and to the maximum extent possible;

(g)
the restricted stock units ("RSUs") and stock options held by the Employee will be treated in accordance with the terms and conditions applicable to them (assuming a termination without Cause), it is expected that 60% of the RSUs granted to the Employee on 16 November 2016 will vest on 16 November 2019

(including accrued dividends, to the extent provided for in the applicable terms); and

(h)
the employee shall be entitled to keep (and shall own as of 2020) his work cell phone and laptop computer, provided that he has returned such equipment to the Company as of the Termination Date in order for it to be promptly wiped to ensure the removal of confidential information. The Company will use its reasonable endeavours to ensure the transfer of the Employee's work cell phone number into his own name on or around the Termination Date. The Company shall reimburse any reasonable business expenses incurred by the Employee in the ordinary course of business in accordance with past practice.

2.6	In circumstances where the Employee is, prior to the Termination Date, terminated for Cause the provisions of Clause 2.4 and Clause 3 shall be treated for all purposes as void and unenforceable.

3.	WAIVER OF CLAIMS

3.1
The Employee agrees that the terms of this agreement are offered by the Company without any admission of liability on the part of the Company or any Group Company or by Employee and are in full and final settlement of, and the Employee hereby releases, waives and discharges the Company and each other Group Company and their respective current and former officers, directors, employees, workers, agents, shareholders or members, each in that capacity (collectively, "Releasees") from, all and any claims, grievances, liabilities, expenses, lawsuits, proceedings, complaints or rights of action that the Employee has or may have in any jurisdiction against any Releasee arising out of, or relating directly or indirectly to, his employment with the Company (or any other Group Company) or its termination, the holding of any office with the Company or any other Group Company or its termination, whether under common law, tort, contract, statute or otherwise, regardless of whether such claims are, or could be, known to the parties or in their contemplation at the date of this agreement in any jurisdiction and regardless of whether such claims are ripe, mature or choate and including (i) the claims specified in Schedule 1 (each of which is waived by this clause), (ii) any claims under the laws of a jurisdiction other than England that are similar or comparable to any of the claims listed in Schedule 1 (including claims under Title VII of the U.S. Civil Rights Act of 1964, the U.S. Civil Rights Act of 1991, the U.S. Age Discrimination in Employment Act, the U.S. Older Workers Benefit Protection Act, the U.S. National Labor Relations Act, the U.S. Equal Pay Act of 1963, the U.S. Americans with Disabilities Act, the U.S. Rehabilitation Act of 1973, the U.S. Worker Adjustment and Retraining Notification Act, the U.S. Family Medical Leave Act of 1993, the U.S. Employee Retirement Income Security Act, the U.S. Sarbanes-Oxley Act of 2002 any and all state or local law addressing matters similar to those addressed by the foregoing U.S. federal laws), any claims for payments of any nature, including salary, bonuses, holiday pay, profit share, wages, incentive compensation, overtime pay, severance pay, commissions, bonuses and or the monetary equivalent of benefits; and (iii) any claims for the breach of any written, implied or oral contract between the Employee and any Group Company, including the Employment Agreement.

3 .2	The waiver in Clause 3.1 shall not apply to the following:

(a)	any claims by the Employee under or to enforce this agreement;

(b)	claims that cannot be legally waived under applicable law;

(c)
any claims that the Employee may have against the Company or any Group Company in respect of personal injury of which the Employee is not aware and could not reasonably be expected to be aware at the date of this agreement (save for any personal injury claims arising from discrimination in any form);

(d)	any claims in relation to accrued pension entitlements;

(e)	any rights and entitlements pursuant to the terms and conditions of the RSUs and stock options; and

(f)	any claims relating to directors' and officers' liability insurance coverage or any right of indemnification under the Company's organizational documents or otherwise.

3.3	The Employee warrants that:

(a)
before entering into this agreement he received independent advice from Hayley Robinson of Macfarlanes LLP (the "Adviser") as to the terms and effect of this agreement and, in particular, on its effect on his ability to pursue any complaint before an employment tribunal or other court and, before receiving the advice, the Employee disclosed to the Adviser all facts and circumstances that may give rise to a claim by the Employee against any Releasee;

(b)
the Adviser has confirmed to the Employee that the Adviser is a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of the Adviser's advice;

(c)	the Adviser shall sign and deliver to the Company a letter in the form attached as Schedule 2 to this agreement; and

(d)
the only claims that the Employee has or may have against any of the Releasees (whether at the time of entering into this agreement or in the future) relating to his employment with the Company or any other Group Company or its termination are specified in Clause 3.1 and the Employee is not aware of any facts or circumstances that may give rise to any claim against any Group Company or its officers, employees or workers other than those claims specified in Clause 3.1.

The Employee acknowledges that the Company acted in reliance on these warranties when entering into this agreement.

3.4
The Employee acknowledges that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.

3.5
The waiver in Clause 3.1 shall have effect irrespective of whether or not, at the date of this agreement, the Employee is or could be aware of such claims or have such claims in his express contemplation (including such claims of which the Employee becomes aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity). As of the date hereof, the Company is not aware of any claims against, or material breach of obligations by, the Employee.

3.6
The Employee agrees that, except for the payments and benefits provided for in this agreement he shall not be eligible for any further payment from any Group Company relating to his employment or its termination

3.7
The Employee acknowledges that he has been given the right to take up to twenty-one (21) days to consider this agreement, and to the extent the Employee signs this agreement prior to such twenty-first (21st), the Employee knowingly and voluntarily waives his right to consider this agreement for the remainder of such period.

3.8
The Employee has the right to revoke this agreement within seven (7) days following the date it is executed by the Employee. Any revocation of this agreement must be in writing and received by the Company by the close of business on the seventh day following Employee's execution of this Agreement and shall be delivered to the Company, Attention: Sophie Hanrot.

4.	RESTRICTIVE COVENANTS, CONFIDENTIALITY AND REFERENCE

4.1
The Employee acknowledges that the terms of the Confidentiality, Non-Competition and Non-Solicitation Agreement attached as Annex I to the Employment Agreement (the "RCA") will continue to apply after the Termination Date, including in respect of restrictive covenants and confidentiality, save that the Employee will be released from his obligations under sections 7 and 9 of the RCA with effect from I July 2020 and subsections 1l(b) (i) shall be deemed deleted from the RCA as of the date hereof and provided that the Company shall, acting reasonably, consider in good faith any request for consent sought by the Employee pursuant to section 7(a) of the RCA.

4.2
The Employee agrees to keep the existence and terms of this agreement and, the circumstances concerning the termination of the Employee's employment confidential, except where the Company has already made it public, such disclosure is to HM Revenue & Customs, the Internal Revenue Service ("IRS"), any regulatory or law enforcement body or supervisory authority or otherwise as required by law (and nothing in this agreement limits the Employee's ability to communicate with or participate in any investigation or proceeding, including by providing documents or other information, without notice to the Company, regarding possible violations of securities laws that may be conducted by such regulatory or law enforcement body or supervisory authority), or (where necessary or appropriate) to:

(a)
the Employee's spouse, civil partner or partner, immediate family or legal or professional advisers, provided that they agree to keep the information confidential or anyone to whom the Company has disclosed the terms of this agreement after the date hereof; or

(b)	the Employee's insurer for the purposes of processing a claim for loss of employment.

4.3
The Company may also disclose the existence and terms of this agreement to any Group Company's officers, directors, employees or legal or professional advisers, provided that they are bound to keep the information confidential.

4.4
The Employee shall not make, or cause to be made, any adverse, derogatory, defaming, slanderous or harmful comment or statement about any of the Releasees. The Employee shall not do anything which shall, or may, bring the Company, or any Group Company, its or their current or former directors, shareholders or employees into disrepute and the Company shall instruct in writing the members of the executive committee and the board of directors of Coty, Inc. to not make any adverse, derogatory, defaming, slanderous or harmful comment or statement about the Employee.

4.5	Nothing in this Clause 4 or in the RCA shall prevent the Employee from:

(a)	making a protected disclosure under section 43A of the Employment Rights Act 1996 or equivalent US law;

(b)	making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, or reporting a criminal offence to any law enforcement agency;

(c)	co-operating with any law enforcement agency regarding a criminal investigation or prosecution; or

(d)	enforcing his rights under this agreement or providing sworn testimony.

4.6
Nothing in this Clause 4 shall prevent the Company from making such disclosure as it is required to make by law and/or the rules of any regulatory or supervisory authority or to operate in its ordinary course of business.

4.7	The Company will provide, at the Employee's request, a reference in respect of the Employee and will respond to all oral enquiries for such a reference, confirming the Employee's dates of employment and positions.

5.	MISCELLANEOUS

5.1
Taxation. The parties believe that the first £30,000 of the Termination Payment will be tax free, as a termination award under the threshold within the meaning of sections 402A(l) and 403 of the Income Tax (Earnings and Pensions) Act 2003. The Employee shall indemnify the Company on a continuing basis in respect of any income tax or National Insurance contributions (save for employers' National Insurance contributions) due in respect of the payments any benefits payable or provided under this Agreement (and any related interest, penalties, costs and expenses) save for income tax or national insurance contributions which the Company deducts at source in accordance with this agreement and for any interest, penalties, costs and expenses arising from the Company's willful default. The Company shall give the Employee reasonable notice of any demand for tax which may lead to liabilities on the Employee under this indemnity and shall provide the Employee with reasonable access to any documentation the Employee may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Company from complying with its legal obligations with regard to HM Revenue and Customs, the IRS or other competent body).

The parties intend this agreement to be exempt from or to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended ("Section 409A"), and that it be interpreted accordingly. The Employee acknowledges and agrees, however, that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this agreement, including, without limitation, to consequences related to Section 409A. To the extent any payment hereunder is determined to be "deferred compensation" within the meaning of Section 409A, each such payment will be treated as a separate payment for purposes of Section 409A (and no such payment will be subject to any offset or netting pursuant to this or another agreement). If the Employee is a "specified employee" (within the meaning of Section 409A and as determined by the Company), any payment hereunder that is determined to constitute "deferred compensation" that is payable to the Employee as a result of a "separation from service" within the meaning of Section 409A will not be made or provided before the date that is six months after the date of the Employee's separation from service (or his earlier death or a change in ownership or effective control, within the meaning of Section 409A), if and solely to the extent required by Section 409A.
To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Employee participates provides for a "deferral of compensation" within the meaning of Section 409A, (a) the amount of expenses eligible for reimbursement provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (b) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.
The Employee shall be solely responsible for taxes imposed on Employee by reason of any compensation or benefits provided under this agreement and all such compensation and benefits shall be subject to applicable withholding requirements. Furthermore, the Employee has discussed the contents of this agreement with his tax adviser and is aware of the tax consequences to the Employee based on the payments and benefits set forth herein, including but not limited to consequences under Section 409A. Employee acknowledges he is responsible for reporting the receipt of any income under this agreement and remitting the appropriate income tax to the appropriate tax authorities, as required, to the extent not withheld by the Company. The Employee agrees, to the fullest extent permitted by applicable law, to indemnify and hold harmless the Company, and its affiliates, agents, partners, officers, directors, employees or shareholders, against all taxes, additional taxes, claims, liabilities (including interest and penalties) and expenses of whatever nature under Section 409A of the Code arising as a result of the payments contemplated by this agreement.

5.2
Entire Agreement. Each party, on behalf of itself and, in the case of the Company, as agent for any Group Companies acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that: (a) this agreement, the RCA and the provisions of the Employment Agreement which survive termination of employment constitute the entire agreement between the parties and any Group Company and supersede and extinguish all agreements, promises, assurances, warranties, representations and understandings between them whether written or oral, relating to its subject matter; (b) in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement; and (c) it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

5.3	Variation. No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

5.4
Third Party Rights. Except as expressly provided elsewhere in this agreement, no person other than the Employee and any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

5.5
Governing Law; Jurisdiction.    This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

5.6
Subject To Contract And Without Prejudice. This agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.

5.7
Counterparts.    This agreement may be executed and delivered in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

5.8	No Admission. The terms of this agreement are offered without any admission of liability on the part of any Releasee or by Employee.

5.9
Ambiguities. Attorneys for all parties have participated in the negotiation of this agreement and, thus, it is understood and agreed by the Company and the Employee that the general rule that ambiguities are to be construed against the drafter shall not apply to this agreement.

This agreement has been entered into on November 5th, 2019.

Signed by Pierre Laubies for and on behalf of Coty Services UK Limited

/s/ Pierre Laubies
Director

/s/ Greerson McMullen
Signed by Greerson McMullen